EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Akorn, Inc.
Lake Forest, Illinois

Wehereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-195673, 333-215507, 333-217666, 333-229166, and 333-231317) of Akorn, Inc. of our reports dated February 26, 2020, relating to the consolidated financial statements, and the effectiveness of Akorn, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Chicago, Illinois

February 26, 2020